Exhibit 99.2

Popular Announces 1 for 10 Reverse Stock Split

SAN JUAN, Puerto Rico — Monday, April 30, 2012 — Popular, Inc. (NASDAQ: BPOP) (“Popular”) announced today that the proposed 1 for 10 reverse split of its common stock was approved by Popular’s stockholders on April 27, 2012 at the annual meeting of stockholders and is expected to become effective as of 11:59 p.m. Atlantic Standard Time on May 29, 2012.

Upon the effectiveness of the reverse stock split, Popular stockholders will receive one new share of Popular common stock for every ten shares they hold. Popular’s common stock will begin trading on a split-adjusted basis when the market opens on May 30, 2012.

The reverse stock split is expected to lead Popular’s common stock to trade at approximately ten times the price per share at which it trades prior to the effectiveness of the reverse stock split. Popular, however, cannot assure that the price of its common stock after the reverse split will reflect the 1 for 10 reverse split ratio, that the price per share following the effective time of the reverse split will be maintained for any period of time, or that the price will remain above the pre-split trading price.

In connection with the reverse stock split, the total number of common shares authorized under Popular’s Restated Certificate of Incorporation will be reduced from 1,700,000,000 to 170,000,000 shares. As of February 27, 2012, there were approximately 1,026,699,926 shares of Popular’s common stock outstanding. Effecting the 1 for 10 reverse split will reduce that amount to approximately 102,669,992. The reverse split will not change the number of shares of Popular’s authorized preferred stock, which will remain at 30,000,000 shares.

Treatment of Stock Options and Restricted Stock

The number of common shares into which Popular’s outstanding stock options and restricted stock as well as the options’ relevant exercise price per share will be proportionally adjusted to reflect the reverse split. The number of shares authorized for issuance under Popular’s equity incentive plans will also be proportionally reduced to reflect the reverse split.

Fractional Shares

Popular will not issue fractional shares of its common stock as a result of the reverse stock split. Instead, Popular’s transfer agent, Banco Popular de Puerto Rico Trust Division, will aggregate all fractional shares held by Popular shareholders into whole shares and arrange for them to be sold on the open market at prevailing prices. In lieu of fractional shares, shareholders will receive a cash payment equal to their allocable share of the total proceeds of these sales.

Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse split and the date the shareholder receives his or her cash payment.

Shareholders holding fewer than ten shares of Popular common stock will only receive cash for all their shares held before the reverse split and will no longer hold any shares of Popular common stock as of the effective date of the split.

New Common Stock Certificates

Popular will adopt a new stock certificate in connection with the implementation of the reverse stock split. Popular’s transfer agent, Banco Popular de Puerto Rico Trust Division, will manage the exchange of stock certificates. Shareholders of record will receive a letter of transmittal providing instructions for the exchange of their old certificates as soon as practicable following the effectiveness of the reverse split. Shareholders should not send in their old stock certificates until they receive a letter of transmittal from Banco Popular de Puerto Rico. Shareholders who hold their shares through a securities broker or nominee (i.e., in “street name”) will be contacted by their brokers or nominees with any instructions.

For more information, shareholders and securities brokers should contact Banco Popular de Puerto Rico Trust Division at 787-764-1893 or toll-free at 1-877-764-1893.

FORWARD-LOOKING STATEMENTS

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; (ix) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; and (x) additional Federal Deposit Insurance Corporation assessments. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

For more information, visit http://www.popular.com

Source: Popular, Inc.

Contact:

Popular, Inc.

Investor Relations:

Jorge A. Junquera, 787-754-1685

Chief Financial Officer

Senior Executive Vice President

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596/mobile

Senior Vice President

Corporate Communications